UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 27, 2004

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street
New York, New York	10004

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURE

Item 8.01 Other Events.

The Goldman Sachs Group, Inc. (together with its subsidiaries, “Goldman Sachs”) intends to establish a joint venture investment banking firm in China with Gao Hua Securities Company Limited (“Gao Hua Securities”), a new Chinese securities firm that is expected to be established in the near future. Goldman Sachs will for the first time be able to offer a wide range of investment banking and securities services to domestic mainland China clients through the new entity. The establishment of the joint venture is subject to receipt of final approvals from the China Securities Regulatory Commission (the “CSRC”).

Goldman Sachs will own 33% of the new joint venture, while Gao Hua Securities will hold the remaining 67%. Gao Hua Securities is expected to commence business operations, initially in Beijing, later this year, subject to receipt of final approvals from the CSRC. Goldman Sachs will provide technical services and systems support to the joint venture and to Gao Hua Securities.

A group of investors led by China banker Mr. Fang Fenglei and Legend Holdings, a leading technology company in China, will jointly own Gao Hua Securities.

During the course of discussions with the CSRC and other responsible officials relating to access to the Chinese securities markets and the establishment of the joint venture and Gao Hua Securities, GS determined that in order to increase the likelihood of approval, it would need to demonstrate its commitment to the Chinese securities markets by providing $62 million to assist in the repayment of account holders at an insolvent Chinese securities firm. These payments will be administered by a Chinese domestic securities company under the supervision of the CSRC.

Once established, the joint venture is expected to underwrite locally listed ‘A’ share transactions and RMB-denominated corporate bonds and convertible bonds, as well as offer domestic advisory and other activities. Gao Hua Securities will be licensed to conduct broking and trading in ‘A’ shares and ‘A’ share convertible bonds.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)
Date: September 27, 2004	By:	/s/ Gregory K. Palm
Name: Gregory K. Palm
Title: Executive Vice President and General Counsel